UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 14, 2007

Date of Report (Date of earliest event reported)

Enterprise Acquisition Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33736	33-1171386
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Broken Sound Parkway Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 988-1700

(Registrant’s telephone number, including area code)

Not applicable

(Former name of former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS

On November 14, 2007, the initial public offering (“IPO”) of 25,000,000 Units (the “Units”) of Enterprise Acquisition Corp. (the “Company”) was consummated. Each Unit consists of one share of common stock, $.0001 par value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock at a price of $7.50 (the “Warrants”). The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $250,000,000.

Holders of Units can separately trade the Common Stock and Warrants included in such Units commencing on or about February 5, 2008, subject to earlier separation. The Common Stock and Warrants will be listed on the American Stock Exchange under the symbols EST and EST.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol EST.U.

Simultaneously with the consummation of the IPO, the Company consummated the private sale (“Private Sale”) of 7,500,000 warrants (the “Insider Warrants”) at a price of $1.00 per Insider Warrant, generating total proceeds of $7,500,000. The Insider Warrants were purchased by Staton Bell Blank Check LLC, an affiliate of the Company’s officers. The Insider Warrants are identical to the Warrants included in the Units sold in the IPO except that they are exercisable on a cashless basis and will not be redeemable by the Company so long as they are held by these purchasers or their affiliates. The purchasers of the Insider Warrants have agreed that the Insider Warrants will not be sold or transferred by them before 30 days after the Company has completed a business combination.

Audited financial statements as of November 14, 2007, reflecting receipt of the proceeds upon consummation of the IPO and the Private Placement, have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.

A copy of the press release announcing the pricing of the IPO is also included as Exhibit 99.2 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

d) Exhibits

Exhibit No.	Description

99.1	Audited Financial Statements

99.2	Press Release Dated November 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2007	ENTERPRISE ACQUISITION CORP.

/s/ Daniel C. Staton
Daniel C. Staton
President, Chief Executive Officer and Director